EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS EARNINGS FOR THE FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2004

LOS ANGELES, California (February 28, 2005) – Ducommun Incorporated (NYSE:DCO) today reported results for the fourth quarter and year ended December 31, 2004.

Sales for the fourth quarter of 2004 were $57.4 million, compared to $58.3 million for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $1.9 million, or $0.18 per diluted share, compared to net income of $5.1 million, or $0.51 per diluted share, for the same period last year.

Sales for the year 2004 were $224.9 million, compared to $225.9 million for the year 2003. Net income for the year 2004 was $11.2 million, or $1.10 per diluted share, compared to net income of $16.2 million, or $1.63 per diluted share, for the same period last year.

Sales for the fourth quarter of 2004 decreased 1.4 percent from the same period last year, due to a reduction in sales to the Space Shuttle program. Net income for the fourth quarter of 2004 decreased 63 percent from the fourth quarter of 2003, primarily as a result of initial losses on several new contracts at Ducommun AeroStructures, an increase in the accrued contract loss provision and higher operating costs in 2004 compared to 2003, as well as changes in sales mix and pricing pressures from our customers. In addition, selling, general and administrative expenses were higher in the fourth quarter of 2004, primarily due to an increase in salaries and severance costs as we continue to upgrade our skill set, partially offset by there being no bonus accrual in 2004. Net income for the fourth quarter of 2003 included an after-tax gain of $0.9 million, or $0.09 per diluted share, on the sale of real property. The Company’s effective tax rate was a negative 8 percent in the fourth quarter of 2004, compared to 28 percent in the fourth quarter of 2003. The effective tax rate in 2004 included the benefit of reductions in income tax reserves established in prior years.

The Company’s mix of business in the fourth quarter of 2004 was approximately 65% military, 31% commercial and 4% space, compared to 64% military, 31% commercial and 6% space in the fourth quarter of 2003.

Sales for the year 2004 decreased 0.5 percent from 2003, and included $5.4 million in sales from the August 2003 acquisition of DBP Microwave, compared to $2.5 million in sales for the year 2003. Net income for the year 2004 decreased 31 percent from the year 2003, primarily as a result of initial losses on several new contracts at Ducommun AeroStructures, an increase in the accrued contract loss provision and higher operating costs in 2004 compared to 2003, as well as changes in sales mix and pricing pressures from our customers. In addition, selling, general and administrative expenses were higher in 2004, primarily due to an increase in salaries and severance costs as we continue to upgrade our skill set, partially offset by there being no bonus accrual in 2004. Net income for the year 2003 included an after-tax gain of $0.9 million, or $0.09 per diluted share, on the sale of real property. The Company’s effective tax rate was 23 percent in 2004, compared to 30 percent in 2003. The effective tax rate in 2004 included the benefit of reductions in income tax reserves established in prior years.

The Company’s mix of business in the year 2004 was approximately 61% military, 35% commercial and 4% space, compared to 65% military, 30% commercial and 5% space in the year 2003.

Joseph C. Berenato, chairman and chief executive officer, stated, “Despite our poor financial performance in 2004, we made progress in transforming Ducommun from a third tier subcontractor organized as a holding company to a second tier subcontractor organized as an operating company. This transformation is reflected in the consolidation of our manufacturing footprint, enhancement of our management information systems, the addition of seasoned managers at both senior and mid-management levels, and the establishment of common compensation and employment practices throughout our operating units. These are critical elements of the ongoing transformation whose objective is to broaden our capabilities, become a low cost manufacturer while improving both our operating and financial performance, and, in turn, become indispensable to our customers.

Mr. Berenato continued, “While this past year’s financial performance was a major disappointment, the thrust of our operating and organizational changes should enable us to participate in the growth segments of our markets, especially in composites. Likewise we intend to use our strong balance sheet to fund investments in both external and internal opportunities that will accelerate the strategic growth of our Company.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-299-0433 (international 617-801-9712) approximately ten minutes prior to the conference time stated above. The participant passcode is 56297894. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2004 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net Sales	$57,411,000	$58,250,000	$224,876,000	$225,906,000

Operating Costs and Expenses:
Cost of Goods Sold	47,670,000	45,195,000	181,344,000	175,325,000
Selling, General & Administrative Expenses	8,028,000	7,147,000	28,857,000	27,944,000

Total	55,698,000	52,342,000	210,201,000	203,269,000

Gain on Sale of Real Estate	—	1,260,000	—	1,260,000

Operating Income	1,713,000	7,168,000	14,675,000	23,897,000
Interest Income (Expense)	31,000	(46,000)	(210,000)	(753,000)
Income Tax Expense	138,000	(1,976,000)	(3,293,000)	(6,943,000)

Net Income	$1,882,000	$5,146,000	$11,172,000	$16,201,000

Earnings Per Share:
Basic Earnings Per Share	$0.19	$0.52	$1.12	$1.64
Diluted Earnings Per Share	0.18	0.51	1.10	1.63

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,033,000	9,886,000	9,976,000	9,876,000
Diluted	10,259,000	10,126,000	10,181,000	9,959,000